Distribution Agreement

This agreement is between Live Current Media, Inc. (“LIVC” or “Distributor”) located at 880 – 50 West Liberty Street, Reno, NV 89501, and Cell MedX Corp. (“CMXC” or “Lessor”) located at 123 W. Nye Ln, Suite 446 Carson City, NV. For purposes of this agreement, LIVC and CMXC are referred to collectively as “the Parties.”

Background

WHEREAS, CMXC is the manufacturer of a microcurrent medical Device, namely the eBalance™ Device and;

WHEREAS, CMXC has identified two distribution market channels for sales of the eBalance™ Device, home based and individual rights (“Direct Rights”) and clinic, doctor and practitioner rights (“Wholesale Rights”) to use the eBalance™ Device to offer Sessions to clients;

WHEREAS, CMXC now seeks to sell the worldwide Direct Rights to the eBalance™ Device and LIVC wishes to purchase these rights;

NOW, THEREFORE, in consideration of the mutual promises expressed herein, the sufficiency of which is acknowledged by the Parties, LIVC and CMXC agree as follows:

Definitions

1.	In this agreement:

(a)

Device means any microcurrent device that CMXC, manufactures or acquires for therapeutic or other use anywhere in the Territory, any microcurrent device that CMXC develops for personal use by individual users in the Territory, and manuals for the operation of the Device.

(b)	Direct Rights means the rights to sell the Device directly to households and end users for personal use.

(c)	Distributor means Live Current Media Inc., a Nevada corporation located at 880 – 50 West Liberty Street, Reno, NV 89501.

(d)

Effective Date means a date on which both parties agree that the Device is a Saleable Device as defined in this section and also following a date on which the Device has received its 510k from the United States FDA .

(e)	License Fee means the fee paid by Distributor to CMXC for each Device to be distributed by Distributor.

(f)

Products includes any ancillary product (such as electrolyte, tools attachable to a Device for any purpose, and any other item that is used for the delivery of a Session) that CMXC produces or offers for distribution or sale (either directly or indirectly through a subsidiary) to Distributor that Distributor then distributes to a User.

(g)

Saleable Device is a device that in addition to the ebalance software and capabilities, includes a disclaimer before each Session, a red/yellow/green graph and has the ability to accept credit card payments that are connected to automatically activating the monthly subscription or increase the Sessions on the Device.

(h)

Session means a single Session or partial Session for “Wellness” or “Pain Management” or other Session program that may be added to the Device at any time with a Device that is provided to or administered by a User.

(i)

Term means the period of time from the Effective Date to the date that is 5 years after the Effective Date and automatically renewable for one year periods thereafter unless terminated earlier by either party under the provisions of this Agreement.

(j)	Territory means the whole world .

(k)	User includes any clinic, health practitioner, end user, other entity or person who has a Device for any use who enters into a lease agreement with CMXC for a Device through the Distributor.

(l)	User Fees means the fees that CMXC charges a User for a Session from CMXC, net of any discounts, refunds or other reductions in gross fees.

(m)	Wholesale Rights means the rights to sell the Device to clinics, doctors and practitioners whereby they will sell Sessions by the Device to their clients.

2.	All references to dollar amounts are in US dollars unless otherwise stated.

Distribution licence

3.	CMXC grants to Distributor the exclusive Direct Rights to distribute Devices and Products to potential Users in the Territory as of the Effective Date on behalf of CMXC as the Lessor of the Devices.

4.	To secure this distribution licence, Distributor has paid a deposit of $250,000 to CMXC on signing of an LOI on September 10, 2018.

5.	To maintain the exclusive distribution licence, Distributor must:

(a)	Order a minimum of 2,000 Devices as follows:

(i)	a minimum of 500 Devices at the end of 14 months commencing on the Effective Date,

(ii)	a minimum of 2,000 Devices at the end of 24 months commencing on the Effective Date; and

(b)	require that all of its Users buy all of the Products required for the delivery of a Session exclusively from Distributor; and

(c)	buy all of the Products required for Users under subparagraph (b) above exclusively from CMXC; and

(d)	24 months after the Effective Date be generating minimum User Fees equal to $100,000 to CMXC per month, regardless of whether its Users have generated this amount; and

(e)

In the event that LIVC does not meet the minimum order requirements as set out in this section, LIVC will maintain the right to continue to sell the Device on the same terms governed by this agreement other than that LIVC will lose the right to exclusivity. If CMXC decides to sell the exclusive rights to any portion of the Territory at any time after this occurs, LIVC will no longer have the right to sell the device in that portion of the Territory; and

(f)

In the event that LIVC does not meet the minimum purchase requirements as set out in this section, LIVC will continue to receive User Fees collected resulting from all sales made to the date of this event occurring on the same terms as this agreement but will lose exclusivity rights. If the rights are sold to a third party LIVC and CMXC will negotiate, in good faith, a fee payable to LIVC for the existing clients setup by LIVC in the territory which may also include the third party.

6.

Distributor has the right to sell the Device under the Wholesale Rights in any territory that has not been granted to a distributor by CMXC. In addition, the Distributor has the first right of refusal to match any offer to purchase a Wholesale Right from CMXC for fifteen days after being notified. In the case the Wholesale Rights are sold to a third party LIVC and CMXC will negotiate, in good faith, a fee payable to LIVC for the existing clients setup by LIVC in the territory as part of the third party agreement. It is acknowledged that at the signing of this Agreement, no Wholesale Rights have been granted by CMXC.

7.

At any time that CMXC is approached by a potential distributor which wishes to distribute or buy the Direct Rights to exclusively distribute the device in any country, CMXC will introduce the interested party to LIVC and LIVC will negotiate in good faith to sign a distribution arrangement that is economically beneficial to all parties. These negotiations will be based on economic and financial criteria.

8.

Distributor may incorporate wholly owned subsidiary companies to perform this agreement in specific areas of the Territory; and may, with the written consent of CMXC, not to be unreasonably withheld, sub-license the distributorship authorized by this agreement to distributors in specific areas of the Territory.

9.

Nothing in this agreement transfers title of a Device to Distributor or a User. CMXC at all times owns the Devices and is entitled to all incidents of ownership. Distributor may not sell a Device without the written consent of CMXC.

Licence Fee

10.	Distributor will pay to CMXC a Licence Fee equal to the retail cost of the Device less 20%, on the following schedule and terms:

(a)	50% of the Licence Fee when Distributor places a written order for Devices by e-mail or other method to be determined by CMXC; and

(b)	the remaining 50% of the Licence Fee on the specified delivery date; and

(c)	the Licence Fee for the current Device will not exceed $2,400 in the first 24 months of this agreement; and

(d)	Both Parties acknowledge that the price of new Devices developed in the future may be higher than the current price structure for the Device; and

(e)

Distributor and CMXC intend to offer a 90-day, money back guarantee less shipping and handling. Each party is responsible for returning to buyers the funds they received from the original purchase; and

(f)	The retail cost will be subject to change at the sole discretion of CMXC on providing 30 days of written notice of any such change.

User Fees

11.	User Fees will:

(a)	be $240 per month for households and personal use end users on a monthly fee basis which will include at least 50 Sessions; and

(b)	be split 50/50 between the Distributor and CMXC; and

(c)	CMXC may set different User Fees in certain circumstances

12.	CMXC and the Distributor will agree on which company is to collect User Fees and the proceeds for the month will be distributed 15 days after the month end.

13.	All credit card fees will be the responsibility of LIVC.

14.

Distributor or CMXC, at their own expense, may audit each others Sales and User Fee records—the calculations, invoices, receipts and any other record relating to Sales and User Fees—at any time upon 30 days written notice to the other Party.

Device shipping, warranty and damage

15.

CMXC will ship, at its cost, all orders of Devices and Products to Distributor under this agreement, whether its own warehouse, a drop shipper or other distribution centre of Distributor’s choosing. LIVC will be responsible for shipping to the end User.

16.

Distributor will replace any defective or damaged Device it has distributed to a User. Distributor will inform CMXC in writing of the serial number and location of the defective or damaged Device and request a replacement Device. Distributor will return the defective or damaged Device to CMXC. CMXC will ship the replacement Device with the next Device shipment order placed by LIVC.

17.	All defective Devices will be replaced at CMXC’s cost.

18.	Devices that have been physically damaged will not be guaranteed by the Distributor or CMXC.

19.

CMXC will maintain an adequate inventory of Devices to ensure timely delivery of new Devices and CMXC and LIVC will maintain a number of Devices necessary to ensure the timely replacement of defective Devices.

Marketing plan and sales materials

20.

Distributor is responsible for producing its own marketing plan and sales materials. CMXC will provide all reasonable information that the Distributor requires for this purpose. Distributor will submit all sales and marketing materials to CMXC for review and approval by CMXC and will not use any such materials that have not been approved in advance by CMXC.

21.

Distributor will use its best efforts to acquire, in a timely manner, all distribution and marketing licences needed to operate in each of the countries where it distributes the Device, in order that it can collect funds directly from users.

Referrals and in-house sales

22.

CMXC expects that it will receive requests for Devices directly from potential Users, of the Direct Rights, within the Territory. All such requests will be referred to Distributor with the following exception:

CMXC will be able to sell and deliver Devices directly to individuals under the Direct Rights clause if those Devices have been sold through professional health care practitioners such as clinicians or Doctors. These orders must be supported by documentation signed by the practitioner acknowledging that he/she is recommending purchase of the Device. In addition, the health care practitioner must be receiving a commission for the referral of the sale to clients. The audit rights of clause 14 are designed to manage this process.

Termination

23.	Either Party may terminate this Agreement:

(a)

for cause upon the other Party’s breach or default of any provision of this Agreement unless such breach or default is corrected or cured within thirty (30) days after receipt of written notice thereof from the non-breaching Party; and

(b)

for cause immediately, in the event that the other Party: (i) is the subject of a voluntary or involuntary petition in bankruptcy; (ii) is or becomes insolvent; or, (iii) ceases to pay its obligations or conduct business in the normal course; and

(c)	for cause upon findings that the other Party misrepresented any provision of this Agreement; and

(d)	by mutual written consent.

Representations and Warranties

24.	The Parties represent:

CMXC represents and warrants that:

(a)	It is duly formed and in good standing under the laws of Nevada, it has the right to make and perform this agreement, and this agreement has been duly authorized by its board of directors, and

(b)	it has no agreement with any party that conflicts or could conflict with this agreement, and

(c)	the device is electrically certified for home use, hospital use and clinic use.

Distributor represents and warrants that:

(d)	It is duly formed and in good standing under the laws of Nevada, it has the right to make and perform this agreement, and this agreement has been duly authorized by its board of directors, and

(e)	it has no agreement with any party that conflicts or could conflict with this agreement.

Other terms

25.	The parties at all times will act in good faith to enable the other to perform this agreement and to resolve any disputes that might arise in the interpretation or performance of this agreement.

26.	Time is of the essence of this agreement and any amendment to it.

27.	If either party must perform under this agreement on a day that is not a business day in Vancouver BC, then the party must perform on the next business day in Vancouver, BC.

28.	Notice:

(a)

Any notice or other document that must be given under this agreement must be in writing and signed by the appropriate authority and delivered by hand or overnight courier or transmitted by fax or email or other agreed electronic means to the following address, fax number or email address:

(i)	To CMXC at_820 – 1130 West Pender Street, Vancouver, BC V6E 4A4; email: yana@cellmedx.com

(ii)	To Distributor at 820 – 1130 West Pender Street, Vancouver, BC V6E 4A4; email: david@livecurrent.com

(b)

Notice is deemed to have been received when it is delivered or transmitted if it is delivered or transmitted between 8:00 and 17:00 hours in Vancouver, BC and on the next business day if it is delivered or transmitted outside of these hours.

29.	This agreement is the entire agreement between the parties; and its terms may be waived or amended only in writing. No waiver of any term operates to waive any other term.

30.

This agreement and any documentation or other information disclosed by one party to the other during their negotiations are confidential between the parties and may only be disclosed to others by either party if required by a regulatory agency with jurisdiction, such as, for example and without limitation, a securities commission and Health Canada.

31.	This agreement does not create a partnership or joint venture or any other kind of business association between the parties; and neither party has the power to bind the other in any way.

32.	Neither party may assign its interest in this agreement without the other party’s written consent, which cannot be unreasonably withheld.

33.	This agreement is binding on and inures to the benefit of the parties and their respective successors and permitted assigns.

34.

Each party participated in the drafting of this agreement; therefore, no presumption that either party or any other party drafted it applies in any interpretation, construction, or enforcement of this agreement.

35.	This agreement must be construed in accordance only with the laws of British Columbia and the parties must submit to the jurisdiction of the courts of British Columbia.

36.

No finding by a court of competent jurisdiction that any provision of this agreement is invalid, illegal, or otherwise unenforceable operates to impair or affect the remaining provisions which remain effective and enforceable.

37.	This agreement may be signed in counterparts and delivered to the parties by the means described in paragraph 28; and the counterparts together are deemed to be one original document.

THE PARTIES’ SIGNATURES below are evidence of their agreement to the foregoing 37 terms and conditions.

Cell MedX Corp.	Live Current Media Inc.

/s/ Frank McEnulty	/s/ David Jeffs
Frank McEnulty, CEO and PResident	David Jeffs

Date:03/21/2019	Date:03/21/2019